EXHIBIT 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
NEWS RELEASE

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Kenneth Boerger	Lisa Fortuna
VP/Treasurer	Analyst Inquiries
(419) 325-2279	(312) 640-6779
FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 16, 2006
LIBBEY INC. ANNOUNCES FOURTH QUARTER RESULTS
SALES UP 2.7 PERCENT IN QUARTER AND 4.3 PERCENT FOR FULL YEAR
INVENTORIES REDUCED BY $25.3 MILLION IN FOURTH QUARTER
TOLEDO, OHIO, FEBRUARY 16, 2006—Libbey Inc. (NYSE: LBY) announced that its diluted loss per share for the fourth quarter ended December 31, 2005, was $1.50 on sales of $158.2 million, as compared with diluted earnings per share of 11 cents and sales of $154.1 million in the prior-year fourth quarter. The Company reported that its diluted loss per share for the quarter, as detailed in the attached Table 2, and excluding special charges relating to impairment and other charges at its Syracuse China facility, pension settlement accounting, the salary reduction program announced in June 2005, and capacity realignment charges associated with the shutdown of its City of Industry, California, facility in February 2005, as detailed in the attached Table 1, was 51 cents as compared with earnings per diluted share of 29 cents in the prior-year quarter.
Fourth Quarter Results
For the quarter-ended December 31, 2005, sales increased 2.7 percent to $158.2 million from $154.1 million in the year-ago quarter. The increase in sales was attributable to the Crisal acquisition in Portugal, higher sales to foodservice and retail glassware customers, and higher sales of Syracuse China products and Traex products. Sales to World Tableware customers, industrial glassware customers and Royal Leerdam customers were all down over 6.0 percent, largely attributable to pricing pressures in the industrial channel of distribution and softness in the European retail market.
The Company recorded a loss from operations of $21.5 million during the quarter, as compared with income from operations of $4.3 million in the year-ago quarter. Factors

E-1

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contributing to the loss include special charges at Syracuse China of $16.5 million related to impairment of goodwill and other intangible assets ($9.2 million), impairment of plant, property and equipment ($6.2 million) and inventory write-downs to the lower of cost or market of $1.1 million. Libbey also incurred $4.9 million in special charges for pension settlement accounting relating to excess lump sum distributions taken by retirees during 2005. Increases to workers compensation reserves (mostly non-cash), primarily for workers in Syracuse, New York, were $6.1 million higher than the fourth quarter of the previous year as the result of higher self-insured outstanding claims activity and related changes in incurred but not reported estimates. Natural gas costs were $1.8 million higher during the quarter and pension and postretirement medical expenses increased $0.8 million. Partially offsetting these increased expenses were $1.9 million less in selling, general and administrative expenses during the quarter as compared to the prior- year quarter.
Pretax equity loss from Vitrocrisa, the Company’s joint venture in Mexico, was $2.7 million, as compared with pretax loss of $0.6 million in the fourth quarter of 2004, primarily as a result of lower machine activity and other plant costs as well as employee benefit costs. Interest expense increased $2.2 million as compared to the prior-year quarter as the result of the expensing of financing fees in conjunction with the recently completed amendments to the Company’s financing agreements. The effective tax rate changed to 25.6% for the quarter from 12.4% in the year-ago period. The lower rate in the year-ago period was primarily due to statutory tax rate reductions in the Netherlands and Mexico.
Net loss was $21.0 million, or $1.50 per diluted share, as compared with diluted income per share of $0.11 in the fourth quarter of 2004. The Company reported that its diluted loss per share for the quarter, as detailed in the attached Table 2, and excluding the special charges as detailed in the attached Table 1, was 51 cents as compared with diluted income per share of 29 cents in the prior-year quarter.
Inventory Reduction of $25.3 Million During Fourth Quarter
Libbey reduced inventories by $25.3 million during the last three months of 2005. Libbey accomplished this decrease by reducing activity levels at all glassware and ceramic dinnerware facilities and selling slow-moving products at greatly reduced prices. Although the Company’s decision to aggressively reduce inventories negatively impacted pretax earnings by more than $8 million (exceeding the Company’s October 2005 estimate of $3 million), the Company’s cash flow position is strengthened by this significant reduction in its investment in inventory.
Full Year 2005 Results
For the twelve months ended December 31, 2005, sales increased 4.3 percent to $568.1 million from $544.8 million in the year-ago period. The increase in sales was attributable to the Crisal acquisition in Portugal and higher sales of World Tableware, Syracuse China and Traex products. Partially offsetting these increases were slightly lower glassware

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shipments to foodservice and retail customers and nearly a 15.0% decrease in shipments to industrial glassware customers primarily as the result of softness in the candle industry.
Loss from operations was $8.9 million, compared with income from operations of $23.9 million in the year-ago period. Causes of the reduction were primarily related to $27.2 million in special charges, including the $16.5 million in Syracuse China impairment and other charges, $4.9 million of pension settlement accounting charges, $4.7 million related to the salary reduction program in June 2005, and $1.1 million related to the capacity realignment charges in connection with the shutdown of Libbey’s City of Industry, California facility in February 2005. In addition, lower glassware sales to foodservice, retail and industrial customers, an increase of $6.8 million in workers compensation expenses (mostly non-cash) in 2005, inventory reduction programs, higher pension and postretirement medical expenses, and higher natural gas costs all contributed to the loss from operations.
Equity loss from Vitrocrisa was $4.1 million on a pretax basis, as compared to pretax loss of $1.4 million in the year-ago period as the result of lower machine activity, higher repair expenses and higher natural gas costs. The effective tax rate changed to 24.9 percent during 2005 from 30.0 percent in 2004 primarily attributable to changes in Mexican tax rates and changes in state tax credits. The Company reported a net loss of $19.4 million, or $1.39 per diluted share, compared with net income of $8.3 million, or $0.60 per diluted share, in the year-ago period. Libbey reported that its net income per diluted share for 2005, as detailed in the attached Table 2, and excluding special charges as detailed in the attached Table 1, was $0.08 as compared with diluted earnings per share of $1.34 in the prior year.
Working Capital
Working capital, defined as inventories and accounts receivable less accounts payable, was $154.6 million at December 31, 2005, as compared to $151.0 million at December 31, 2004. However, excluding the $10.7 million of working capital associated with the Crisal business acquired in January 2005, working capital was $7.1 million lower than it was a year ago. Excluding Crisal, inventories at December 31, 2005, were $14.6 million lower than at December 31, 2004, as the result of successful inventory reduction programs. Excluding Crisal, accounts receivable increased $3.6 million and accounts payable were $3.9 million lower than at December 31, 2004.
Quarterly Dividend
The Company announced that its Board of Directors declared a quarterly cash dividend of 2.5 cents per share. This is a reduction from the quarterly cash dividend of 10 cents per share, which has been paid since the first quarter of 2003. The change is part of the Company’s focus on its liquidity and on enhancing its financial flexibility. The dividend will be paid on March 14, 2006, to shareholders of record as of February 27, 2006. As of February 13, 2006, Libbey had 14,036,726 shares outstanding.

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Outlook for 2006
John F. Meier, chairman and chief executive officer, commenting on the quarter and the Company’s outlook for the first quarter of 2006 said, “Fourth quarter earnings per share were impacted significantly by our successful efforts to reduce inventories. While we saw the positive results of our salary reduction program in our income from operations, they were masked by asset impairment, pension settlement accounting, workers compensation, and inventory write-down charges. The environment for the first quarter continues to be challenging, as we expect higher natural gas costs of $1.4 million during the quarter. Our joint venture, Vitrocrisa, will also incur higher costs for natural gas and electricity during the first quarter as compared to the prior-year quarter. We also anticipate that pension and postretirement medical expenses will be $0.4 million higher than the prior-year quarter, with higher machine activity partially offsetting these higher costs Our expectations for sales growth total less than 1 percent in the first quarter, with a slight increase in margins. All of these factors are expected to result in a diluted loss per share of $0.03 to $0.08 for the first quarter.” He added, “Construction in China on our new production facility continues to progress. We are very excited about this new production facility, which is expected to be operational by early 2007.”
Webcast Information
Libbey will hold a conference call for investors on Thursday, February 16, 2006, at 11 a.m. Eastern Standard Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=64169&eventID=1200401. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.
The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.
Important factors potentially affecting performance include but are not limited to: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company’s products compared to

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foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the Company’s joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisitions, and whether such acquisitions can operate profitably.
Libbey Inc.:
•	is a leading producer of glass tableware in North America;

•	is expanding its international presence with facilities in the Netherlands and Portugal and a facility in China that is expected to begin production in 2007;

•	is a leading producer of tabletop products for the foodservice industry; and

•	exports to more than 90 countries.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, in Portugal and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2005, Libbey Inc.’s net sales totaled $568.1 million.

Table 1
Summary of Special Charges
(Dollars in thousands)
The following table outlines non-recurring special charges:
—	In August 2004, Libbey announced that it was realigning its production capacity in order to improve its cost structure. Pursuant to the plan, Libbey closed its manufacturing facility in City of Industry, California, in February 2005 and realigned production among its other glass manufacturing facilities. Libbey has recorded a pretax charge of ($3,257) in the fourth quarter 2005 and $1,073 year-to-date 2005, as detailed below.

—	In June 2005, Libbey reduced its North American salaried workforce by seven percent in order to reduce Libbey’s overall cost profile. The pretax charge for the salary reduction was ($857) in the fourth quarter of 2005 and $4,708 year-to-date 2005.

—	A pretax charge was recorded to recognize impairment of fixed assets, intangible assets, goodwill and a write down of inventory for Syracuse China. The pretax charge fwas $16,534 in the fourth quarter 2005 and year-to-date 2005.

—	Special charges were incurred for pension settlement accounting relating to excess lump sum distributions taken by employees during 2005. The pretax charge was $4,921 in the fourth quarter 2005 and year-to-date 2005.

	Three Months	Twelve Months
	ended	ended
	December 31, 2005	December 31, 2005
Capacity realignment:
Fixed asset related	$1,225	$1,827
Severance & benefits	—	2,100
Gain on land sales	(4,508)	(4,508)
Miscellaneous	26	1,654

Included in Special charges (1)	$(3,257)	$1,073

Salary reduction program:
Pension & retiree welfare	$—	$867

Included in Cost of sales	—	867

Pension & retiree welfare	—	1,347

Included in Selling, general and administrative expenses	—	1,347

Employee termination costs	(857)	2,494

Included in Special charges	(857)	2,494

Pretax salary reduction program (2)	$(857)	$4,708

Syracuse China asset impairment and other charges:
Inventory	$1,098	$1,098

Included in Cost of sales	1,098	1,098

Goodwill	$5,442	$5,442
Intangibles	3,737	3,737

Included in Impairment of goodwill and other intangible assets	9,179	9,179

Property, plant & equipment	6,257	6,257

Included in Special charges	6,257	6,257

Syracuse China asset impairment and other charges (3)	$16,534	$16,534

Pension Settlement Accounting:	$4,921	$4,921

Included in Special charges (3)	$4,921	$4,921

Total Special charges (4)	$17,341	$27,236

(1)	Cash charges for the capacity realignment project for the quarter ended and year-to-date December 31, 2005, were $1,485 and $9,310, respectively.

(2)	Cash charges for the salary reduction program for the quarter ended and year-to-date December 31, 2005, were $469 and $1,383, respectively.

(3)	All charges were non-cash transacations.

(4)	Summary classifications:

Cost of sales	$1,098	$1,965
Selling, general and administrative expenses	—	1,347
Impairment of goodwill and other intangible assets	9,179	9,179
Special charges	7,064	14,745

Total special charges	$17,341	$27,236

Table 2
Reconciliation of Non-GAAP Financial Measures for Special Charges
(Dollars in thousands, except per-share amounts)
In accordance with the SEC’s Regulation G, the following table provides non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management internally assesses performance and such non-GAAP measures are relevant to Libbey’s determination of compliance with financial covenants included in its debt agreements. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Reported net (loss) income	$(21,004)	$1,527	$(19,355)	$8,252
Special charges — net of tax	13,873	2,440	20,454	10,163

Net (loss) income excluding special charges	$(7,131)	$3,967	$1,099	$18,415

Diluted (loss) earnings per share:
Reported net (loss) income	$(1.50)	$0.11	$(1.39)	$0.60
Special charges — net of tax	0.99	0.18	1.47	0.74

Net (loss) income per diluted share excluding special charges	$(0.51)	$0.29	$0.08	$1.34

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)

	THREE MONTHS ENDED		Percent
	December 31, 2005	December 31, 2004	Change
Net sales	$158,238	$154,102	2.7%
Freight billed to customers	511	499

Total revenues(2)	158,749	154,601

Cost of sales(1)	147,568	129,725

Gross profit	11,181	24,876	(55.1%	)

Selling, general and administrative expenses	16,426	18,324
Impairment of goodwill and other intangible assets(1)	9,179	—
Special charges(1)	7,064	2,244

(Loss) income from operations	(21,488)	4,308	(598.8%	)
Equity loss — pretax	(2,721)	(588)
Other income	914	805

(Loss) earnings before interest, income taxes and minority interest	(23,295)	4,525	(614.8%	)

Interest expense	5,015	2,782

(Loss) income before income taxes and minority interest	(28,310)	1,743	(1,724.2%	)

Provision for income taxes	(7,242)	216

(Loss) income before minority interest	(21,068)	1,527	(1,479.7%	)

Minority interest	64	—

Net (loss) income	$(21,004)	$1,527	(1,475.5%	)

Net (loss) income per share:
Basic	$(1.50)	$0.11

Diluted	$(1.50)	$0.11	(1,463.6%	)

Weighted average shares:
Outstanding	13,987	13,789

Diluted	13,995	13,793

(1)	Refer to Table 1 for Special charges detail

(2)	Royalties and net technical assistance income are now reported below income from operations

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)

	TWELVE MONTHS ENDED		Percent
	December 31, 2005	December 31, 2004	Change
Net sales	$568,133	$544,767	4.3%
Freight billed to customers	1,932	2,030

Total revenues(2)	570,065	546,797

Cost of sales(1)	483,523	446,335

Gross profit	86,542	100,462	(13.9%)

Selling, general and administrative expenses(1)	71,535	68,574
Impairment of goodwill and other intangible assets	9,179	—
Special charges(1)	14,745	7,993

(Loss) income from operations	(8,917)	23,895	(137.3%)
Equity loss — pretax	(4,100)	(1,435)
Other income	2,567	2,369

(Loss) earnings before interest, income taxes and minority interest	(10,450)	24,829	(142.1%)

Interest expense	15,255	13,049

(Loss) income before income taxes and minority interest	(25,705)	11,780	(318.2%)

Provision for income taxes	(6,384)	3,528

(Loss) income before minority interest	(19,321)	8,252	(334.1%)

Minority interest	(34)	—

Net (loss) income	$(19,355)	$8,252	(334.5%)

Net (loss) income per share:
Basic	$(1.39)	$0.60

Diluted	$(1.39)	$0.60	(331.7%)

Weighted average shares:
Outstanding	13,906	13,712

Diluted	13,911	13,719

(1)	Refer to Table 1 for Special charges detail

(2)	Royalties and net technical assistance income are now reported below income from operations

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2005	September 30, 2005	December 31, 2004
		(unaudited)
ASSETS

Cash	$3,242	$1,242	$6,244
Accounts receivable — net	79,042	75,122	67,522
Inventories — net	122,572	147,848	126,625
Deferred taxes	8,270	8,847	7,462
Other current assets	10,787	18,660	3,308

Total current assets	223,913	251,719	211,161

Investments	76,657	81,271	82,125

Other assets	33,483	40,015	36,537

Goodwill and purchased intangibles — net	61,603	70,857	66,003

Property, plant and equipment — net	200,128	204,608	182,378

Total assets	$595,784	$648,470	$578,204

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$11,475	$15,748	$9,415
Accounts payable	47,020	53,551	43,140
Accrued liabilities	53,011	40,413	38,996
Deposit liability	—	16,623	16,623
Special charges reserve	2,002	3,029	3,025
Other current liabilities	7,131	7,650	5,839
Long-term debt due within one year	825	243,857	115

Total current liabilities	121,464	380,871	117,153

Long-term debt	249,379	5,829	215,842
Deferred taxes	—	13,252	12,486
Pension liability	54,760	43,741	36,466
Nonpension postretirement benefits	45,081	45,882	45,716
Other liabilities	5,461	6,628	6,978

Total liabilities	476,145	496,203	434,641
Minority interest	34	98	—

Total liabilities and minority interest	476,179	496,301	434,641
Total shareholders’ equity	119,605	152,169	143,563

Total liabilities and shareholders’ equity	$595,784	$648,470	$578,204

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)

	THREE MONTHS ENDED
	December 31, 2005	December 31, 2004
Operating activities
Net (loss) income	$(21,004)	$1,527
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	6,870	7,035
Equity loss — net of tax	3,591	449
Minority interest	(64)	—
Special charges	17,341	2,785
Special charges cash payments	(1,954)	(273)
Change in accounts receivable	(4,594)	151
Change in inventories	24,976	15,923
Change in accounts payable	(6,263)	2,763
Gain on sale of assets	(3,561)	—
Other operating activities	9,984	2,691

Net cash provided by operating activities	25,322	33,051

Investing activities
Additions to property, plant and equipment	(17,767)	(11,930)
Proceeds from sale of assets	76	16,623

Net cash (used in) provided by investing activities	(17,691)	4,693

Financing activities
Net borrowings	(2,485)	(31,105)
Dividends	(1,397)	(1,378)
Other	(1,749)	(505)

Net cash used in financing activities	(5,631)	(32,988)

Effect of exchange rate fluctuations on cash	—	—

Increase in cash	2,000	4,756

Cash at beginning of period	1,242	1,488

Cash at end of period	$3,242	$6,244

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)

	TWELVE MONTHS ENDED
	December 31, 2005	December 31, 2004
Operating activities
Net (loss) income	$(19,355)	$8,252
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	32,481	29,505
Equity loss — net of tax	4,556	893
Minority interest	34	—
Special charges	27,236	14,519
Special charges cash payments	(10,693)	(290)
Change in accounts receivable	(8,976)	(10,280)
Change in inventories	8,322	87
Change in accounts payable	(6,915)	2,250
Gain on sale of assets	(2,791)	—
Other operating activities	14,214	(2,186)

Net cash provided by operating activities	38,113	42,750

Investing activities
Additions to property, plant and equipment	(44,270)	(40,482)
Proceeds from sale of assets	253	16,623
Dividends received from equity investments	—	980
Acquisitions and related costs	(28,989)	—

Net cash used in investing activities	(73,006)	(22,879)

Financing activities
Net borrowings	39,652	(10,016)
Stock options exercised	99	491
Dividends	(5,559)	(5,481)
Other	(2,301)	(1,370)

Net cash provided by (used in) financing activities	31,891	(16,376)

Effect of exchange rate fluctuations on cash	—	(1)

(Decrease) increase in cash	(3,002)	3,494

Cash at beginning of year	6,244	2,750

Cash at end of year	$3,242	$6,244

LIBBEY INC.
CONDENSED CONSOLIDATED JOINT VENTURE STATEMENTS OF INCOME
(Dollars in thousands)

	THREE MONTHS ENDED
	December 31, 2005	December 31, 2004
Total revenues	$50,332	$49,272
Cost of sales	46,789	41,663

Gross profit	3,543	7,609
Selling, general and administrative expenses	6,372	5,511

(Loss) income from operations	(2,829)	2,098
Remeasurement loss	(332)	(1,281)
Other expense	(500)	(93)

(Loss) earnings before interest and taxes	(3,661)	724
Interest expense	1,892	1,924

Loss before income taxes	(5,553)	(1,200)
Income taxes	1,776	(284)

Net loss	$(7,329)	$(916)

	TWELVE MONTHS ENDED
	December 31, 2005	December 31, 2004
Total revenues	$191,801	$189,761
Cost of sales	167,087	162,046

Gross profit	24,714	27,715
Selling, general and administrative expenses	23,387	22,250

Income from operations	1,327	5,465
Remeasurement loss	(1,208)	(1,341)
Other expense	(1,376)	(463)

(Loss) earnings before interest and taxes	(1,257)	3,661
Interest expense	7,110	6,589

Loss before income taxes	(8,367)	(2,928)
Income taxes	931	(1,106)

Net loss	$(9,298)	$(1,822)

The Company is a 49% equity owner in Vitrocrisa Holding, S. de R.L. de C.V. and related Mexican companies (Vitrocrisa), which manufacture, market and sell glass tableware (beverageware, plates, bowls, serveware and accessories) and industrial glassware (coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers) and a 49% equity owner in Crisa Industrial, L.L.C., a domestic distributor of industrial glassware for Vitrocrisa in the U.S. and Canada. Summarized combined statements of income for the Company’s investments, accounted for by the equity method under U.S. GAAP, is shown above.